Exhibit 99

J. P. MORGAN CHASE & CO.
and
MORGAN GUARANTY TRUST COMPANY OF NEW YORK

As of December 31, 2000, Morgan Guaranty Trust Company of New York ("Morgan Guaranty") was a wholly owned bank subsidiary of J.P. Morgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. Morgan Guaranty was a commercial bank offering a wide range of banking services to its customers both domestically and internationally. Its business was subject to examination and regulation by Federal and New York State banking authorities.
On November 10, 2001, J. P. Morgan & Co. merged with The Chase Manhattan Bank. Upon consummation of the merger, The Chase Manhattan Bank changed its name to JP Morgan Chase & Co.
The following table sets forth certain summarized financial information of J.P. Morgan Chase & Co. and for Morgan Guaranty as of the dates and for the periods indicated. The information presented for the years ended December 31, 2015, 2014, 2013, 2012, and 2011 in accordance with generally accepted accounting principles.

Five-year summary of consolidated financial highlights

As of or for the year ended December 31,
(unaudited)

(in millions, except per share, ratio, headcount data and where otherwise noted)	2015	2014	2013	2012	2011
Selected income statement data
Total net revenue	$93,543	$95,112	$97,367	$97,680	$97,843
Total noninterest expense	59,014	61,274	70,467	64,729	62,911
Pre-provision profit	34,529	33,838	26,900	32,951	34,932
Provision for credit losses	3,827	3,139	225	3,385	7,574
Income before income tax expense	30,702	30,699	26,675	29,566	27,358
Income tax expense	6,260	8,954	8,789	8,307	8,402
Net income	$24,442	$21,745	$17,886	$21,259	$18,956
Earnings per share data
Net income: Basic	$6.05	$5.33	$4.38	$5.21	$4.50
Diluted	6.00	5.29	4.34	5.19	4.48
Average shares: Basic	3,700.4	3,763.5	3,782.4	3,809.4	3,900.4
Diluted	3,732.8	3,797.5	3,814.9	3,822.2	3,920.3
Market and per common share data
Market capitalization	$241,899	$232,472	$219,657	$167,260	$125,442
Common shares at period-end	3,663.5	3,714.8	3,756.1	3,804.0	3,772.7
Share price(a)
High	$70.61	$63.49	$58.55	$46.49	$48.36
Low	50.07	52.97	44.20	30.83	27.85
Close	66.03	62.58	58.48	43.97	33.25
Book value per share	60.46	56.98	53.17	51.19	46.52
Tangible book value per share (“TBVPS”)(b)	48.13	44.60	40.72	38.68	33.62
Cash dividends declared per share	1.72	1.58	1.44	1.20	1.00
Selected ratios and metrics
Return on common equity (“ROE”)	11%	10%	9%	11%	11%
Return on tangible common equity (“ROTCE”)(b)	13	13	11	15	15
Return on assets (“ROA”)	0.99	0.89	0.75	0.94	0.86

Overhead ratio	63	64	72	66	64
Loans-to-deposits ratio	65	56	57	61	64
High quality liquid assets (“HQLA“) (in billions)(c)	$496	$600	$522	341	NA
Common equity tier 1 (“CET1”) capital ratio(d)	11.8%	10.2%	10.7%	11.0%	10.0%
Tier 1 capital ratio(d)	13.5	11.6	11.9	12.6	12.3
Total capital ratio(d)	15.1	13.1	14.3	15.2	15.3
Tier 1 leverage ratio(d)	8.5	7.6	7.1	7.1	6.8
Selected balance sheet data (period-end)
Trading assets	$343,839	$398,988	$374,664	$450,028	$443,963
Securities	290,827	348,004	354,003	371,152	364,793
Loans	837,299	757,336	738,418	733,796	723,720
Core Loans	732,093	628,785	583,751	555,351	518,095
Total assets	2,351,698	2,572,274	2,414,879	2,358,323	2,264,976
Deposits	1,279,715	1,363,427	1,287,765	1,193,593	1,127,806
Long-term debt(e)	288,651	276,379	267,446	248,521	255,962
Common stockholders’ equity	221,505	211,664	199,699	194,727	175,514
Total stockholders’ equity	247,573	231,727	210,857	203,785	183,314
Headcount	234,598	241,359	251,196	258,753	259,940
Credit quality metrics
Allowance for credit losses	$14,341	$14,807	$16,969	$22,604	$28,282
Allowance for loan losses to total retained loans	1.63%	1.90%	2.25%	3.02%	3.84%
Allowance for loan losses to retained loans excluding purchased credit-impaired loans(f)	1.37	1.55	1.80	2.43	3.35
Nonperforming assets	$7,034	$7,967	$9,706	$11,906	$11,315
Net charge-offs	4,086	4,759	5,802	9,063	12,237
Net charge-off rate	0.52%	0.65%	0.81%	1.26%	1.78%
Note: Effective October 1, 2015, and January 1, 2015, JPMorgan Chase & Co. adopted new accounting guidance, retrospectively, related to (1) the presentation of debt issuance costs, and (2) investments in affordable housing projects that qualify for the low-income housing tax credit, respectively. For additional information, see Explanation and Reconciliation of the Firm’s Use of Non-GAAP Financial Measures on pages 80-82 , Accounting and Reporting Developments on page 170 , and Note 1.

(a)	Share prices shown for JPMorgan Chase’s common stock are from the New York Stock Exchange.
(b)	TBVPS and ROTCE are non-GAAP financial measures. For further discussion of these measures, see Explanation and Reconciliation of the Firm’s Use of Non-GAAP Financial Measures on pages 80–82.
(c)
HQLA represents the amount of assets that qualify for inclusion in the liquidity coverage ratio under the final U.S. rule (“U.S. LCR”) for December 31, 2015 and the Firm’s estimated amount for December 31, 2014 prior to the effective date of the final rule, and under the Basel III liquidity coverage ratio (“Basel III LCR”) for prior periods. The Firm did not begin estimating HQLA until December 31, 2012. For additional information, see HQLA on page 160.

(d)
Basel III Transitional rules became effective on January 1, 2014; prior period data is based on Basel I rules. As of December 31, 2014 the ratios presented are calculated under the Basel III Advanced Transitional Approach. CET1 capital under Basel III replaced Tier 1 common capital under Basel I. Prior to Basel III becoming effective on January 1, 2014, Tier 1 common capital under Basel I was a non-GAAP financial measure. See Capital Management on pages 149–158for additional information on Basel III and non-GAAP financial measures of regulatory capital.

(e)	Included unsecured long-term debt of $211.8 billion, $207.0 billion, $198.9 billion, $200.1 billion and $230.5 billion respectively, as of December 31, of each year presented.
(f)
Excluded the impact of residential real estate purchased credit-impaired (“PCI”) loans, a non-GAAP financial measure. For further discussion of these measures, see Explanation and Reconciliation of the Firm’s Use of Non-GAAP Financial Measures on pages 80–82. For further discussion, see Allowance for credit losses on pages 130–132.